Exhibit 10.3

PROVIDENT BANK

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

This revised AGREEMENT is entered into by and between Provident Bankshares Corporation (the “Corporation”) and [NAME] (the “Director”) effective January 1, 2008.

WHEREAS, the Corporation and the Director entered into an agreement (the “Prior Agreement”), effective November 1, 2006, under which the Director elected to defer all or part of the fees payable to him for services rendered as a director of the Corporation.

WHEREAS, the parties are unable to locate signed documentation of the Prior Agreement;

WHEREAS, Section 409A of the Internal Revenue Code and the regulations thereunder require that certain provisions of the Prior Agreement be revised.

WHEREAS, the Corporation and the Director desire to enter into this revised Agreement to replace the Prior Agreement and to comply with Code Section 409A.

WHEREAS, the Corporation and the Director agree that no amounts deferred under the Prior Agreement are “grandfathered” for purposes of Code Section 409A and that all amounts deferred under the Prior Agreement and this Agreement are subject to Code Section 409A.

NOW THEREFORE, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

In this Agreement, the following terms have the following meanings:

“Account” means the bookkeeping account established in the name of the Director pursuant to this Agreement.

“Agreement” means this Agreement under the Provident Bank Deferred Compensation Plan for Outside Directors, as set forth herein or as amended.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code.

“Committee” means the Retirement Benefits Committee.

“Corporation” means Provident Bankshares Corporation, a Maryland corporation.

“Election Agreement” means the form provided by the Executive Vice President on which the Director makes an election to defer Fees under the Plan. The Prior Agreement serves as the Election Agreement unless and until a new Election Agreement is signed.

“Executive Vice President” means the Executive Vice President, Organizational Support (or another officer of the Corporation with similar responsibilities as the Executive Vice President, Organizational Support), or her designated agent.

“Fees” means fees payable to the Director for services performed as a member of the Board.

“Plan” means the Provident Bank Deferred Compensation Plan for Outside Directors, the terms of which for the Director are set forth in this Agreement.

“Separation from Service” means a cessation of the Director’s services as a member of the Board; provided that such cessation must constitute a “separation from service” under Code Section 409A(a)(2)(A)(i) and the Treasury Regulations thereunder.

ARTICLE II

DEFERRAL ELECTION

2.1 Deferral Election. The Director may elect to defer up to 100% of his Fees earned in a calendar year. The Director must make the election on an Election Agreement and must submit the completed Election Agreement to the Executive Vice President not later than the December 31st preceding the calendar year in which such Fees are earned. Notwithstanding the preceding sentence, an Election Agreement already in effect for a calendar year will be deemed to apply to a future calendar year unless the Director changes or revokes the Election Agreement not later than the December 31st preceding the calendar year for which he wishes such change or revocation to be effective.

2.2 Irrevocability of Election. An election (or deemed election) to defer Fees for a calendar year becomes irrevocable at the end of the December 31st preceding the calendar year in which such Fees are earned. However, any election to defer Fees will prospectively terminate if the Director receives a distribution on account of an “unforeseeable emergency” under Section 4.3 of this Agreement. If the Director’s election to defer Fees so terminates, any subsequent election to defer Fees must comply with Section 2.1.

2.3 Vesting. All deferrals under this Agreement (and earnings thereon) are fully vested at all times.

ARTICLE III

DEFERRAL ACCOUNTS AND DEEMED EARNINGS

3.1 Account. All deferrals under this Agreement will be credited by the Corporation to a bookkeeping account (the “Account”) in the name of the Director. In addition to the amounts credited to the Director’s Account as elective deferrals, the Corporation will adjust each account monthly to reflect the deemed earnings credited under Section 3.2.

3.2 Deemed Earnings. All amounts credited to the Director’s Account will be credited monthly with interest at the “prime rate” published in The Wall Street Journal in effect on the first day of the month. Such deemed earnings will be credited until the Director’s Account has been fully distributed to him or his Beneficiary.

ARTICLE IV

DISTRIBUTIONS

4.1 Separation from Service. Upon the Director’s Separation from Service, he will receive the value of his Account in one lump sum payment of cash within 90 days after Separation from Service.

4.2 Death. Upon the Director’s death before distribution of his Account is made, his Beneficiary will receive the Director’s Account in one lump sum payment of cash within 90 days after the Director’s death.

4.3 Unforeseeable Emergency. The Director may receive a distribution from his Account in the event of an “unforeseeable emergency”. An “unforeseeable emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, his Beneficiary, his spouse or his dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Director’s assets, to the extent such liquidation would not itself cause severe financial hardship, or by cessation of the Director’s deferrals under this Agreement. Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). The Committee will determine whether each of the criteria for an unforseeable emergency has been met and, if the Committee so determines, a lump sum payment of cash will be made within 30 days following the date of determination. Upon approval of an unforeseeable emergency distribution to the Director, his deferral election will terminate effective for the first month beginning after the date of determination.

4.4 Payment upon Income Inclusion under Section 409A. If any portion of the Director’s Account becomes taxable to him prior to the time it would otherwise be payable due to failure of this Agreement to satisfy Code Section 409A, the Director may apply to the Committee for a distribution of that portion of his Account that has become taxable. Within 90 days after the Committee determines that a portion of the Director’s Account has become taxable, the Corporation will make a lump sum payment of cash to the Director equal to the taxable portion of his Account. Any distribution under this Section 4.4 will reduce the remaining balance of the Director’s Account.

4.5 Withholding. The Corporation may withhold from any distribution to the Director or Beneficiary any amounts required for Federal, state, and local income tax purposes.

ARTICLE V

BENEFICIARY DESIGNATION

5.1 Beneficiary. The Director may at any time designate a Beneficiary(ies) (both primary and contingent) to receive distribution of his Account upon the Director’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Corporation in which the Director participates.

5.2 Beneficiary Designation. The Director may only designate a Beneficiary(ies) by completing and signing a form provided by the Executive Vice President and submitting it to the Executive Vice President. The Director may change a Beneficiary designation by completing and signing a new form and submitting it to the Executive Vice President. Upon submitting a new form to the Executive Vice President, all Beneficiary designations previously submitted are cancelled. The Committee may rely on the last Beneficiary designation form submitted by the Director to the Executive Vice President prior to the Director’s death. No designation or change in designation of a Beneficiary is effective until submitted to the Executive Vice President.

5.3 No Beneficiary Designation. If the Director fails to designate a Beneficiary as provided in Sections 5.1 and 5.2, or if all designated Beneficiaries cannot be located or predecease the Director or die prior to complete distribution of the Director’s Account, then the Director’s surviving spouse will be the designated Beneficiary. If the Director has no surviving spouse, the Account will be paid to the Director’s estate.

5.4 Doubt as to Beneficiary. If the Committee has any doubt as to the identity or designation of a Beneficiary, the Committee may cause the Corporation to withhold payments to the asserted Beneficiary until the matter is resolved to the Committee’s satisfaction. The Committee has the discretionary authority to resolve any question as to the identity or designation of a Beneficiary.

5.5 Discharge of Obligations. The distribution of a Director’s Account to a Beneficiary fully and completely discharges the Corporation and the Committee from all further obligations under this Agreement with respect to the Director.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Termination. The Corporation may terminate this Agreement by action of the Committee by providing 30 days advance written notice to the Director. No additional deferrals will be permitted after the date of termination. Upon termination, the Corporation will pay, or continue to pay, to the Director or Beneficiary the amount such person would be entitled to receive under Article IV of this Agreement at the same time such amount would otherwise have been payable under the terms of this Agreement had it not terminated.

6.2 Amendment. This Agreement may not be amended except by a written agreement signed by the Director and a duly authorized officer of the Corporation.

ARTICLE VII

OTHER BENEFITS

7.1 Coordination with Other Benefits. The benefits provided for the Director under this Agreement are in addition to any other benefits available to the Director under any other plan or program for directors of the Corporation. This Agreement will supplement but not supersede or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE VIII

MISCELLANEOUS

8.1 Trust. The Corporation is responsible for the payment of all benefits under this Agreement. At its discretion, the Corporation may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Agreement. Such trust or trusts may be irrevocable, but the assets thereof will in all events be subject to the claims of the Corporation’s general creditors. Amounts paid to the Director or his Beneficiary from any such trust or trusts will be considered paid by the Corporation for purposes of meeting the obligations of the Corporation under this Agreement.

8.2 Unsecured General Creditor. Directors and Beneficiaries have no legal or equitable rights, interests or claims in any property or assets of the Corporation on account of this Agreement, and have only the rights of an unsecured general creditor. The Corporation’s obligation under this Agreement is merely that of an unfunded and unsecured promise to pay money in the future.

8.3 Corporation’s Liability. The Corporation’s liability for the distribution of a Director’s Account is defined only by this Agreement. The Corporation has no obligation to the Director or his Beneficiary under this Agreement except as expressly provided in this Agreement.

8.4 Nonassignability; Domestic Relations Orders.

(a) Neither the Director, his Beneficiary nor any other person has any right to assign, pledge or otherwise encumber an Account under this Agreement. Except as provided in subsection (b), the Account under this Agreement, prior to actual payment, is not subject to alienation for the payment of any debts owed by the Director, his Beneficiary or any other person, nor is the Director’s Account transferable by operation of law in the event of divorce, bankruptcy or insolvency of the Director, his Beneficiary or any other person.

(b) Subsection (a) does not prohibit the transfer or assignment to the Director’s spouse, former spouse or child of the right to receive all or a portion of his Account, if such transfer or assignment is made pursuant to a domestic relations order issued by a court that is legally binding on the Director. Payment pursuant to an order may not be made before the earlier of (1) when distributions are actually paid to the Director or (2) a date specified in the order that is not before the earliest date that distributions could actually begin being paid to the Director if he had a Separation from Service. Any provision of an order for payment upon the election of the spouse, former spouse or child cannot be given effect. Any payment pursuant to a domestic relations order will be subject to tax withholding as provided by law. If a domestic relations order is served on the Corporation with respect to this Agreement, it will be processed in accordance with the rules for processing of qualified domestic relations orders set forth in the Employees’ Retirement Savings Plan of Provident Bank, which are incorporated herein by reference.

8.5 Not a Contract of Services. This Agreement does not constitute a contract of services between the Corporation and the Director. Nothing in this Agreement gives the Director the right to be retained as a member of the Board.

8.6 Furnishing Information. The Director or his Beneficiary must cooperate with the Committee by furnishing any and all information requested by the Committee pertaining to this Agreement, and must take such other actions as may be requested in order to facilitate the administration of this Agreement and the distributions hereunder.

8.7 Terms. Any words used herein in the masculine will be construed as though they were in the feminine in all cases where they would so apply, and any words used herein in the singular or in the plural will be construed as though they were used in the plural or the singular, in all cases where they would so apply.

8.8 Captions. The captions of the articles, sections and paragraphs of this Agreement are for convenience only and do not control or affect the meaning or construction of any of its provisions.

8.9 Governing Law. This Agreement will be construed and interpreted according to the laws of the State of Maryland without regard to its conflict of laws principles. The Corporation and the Director intend that this Agreement will comply with Code Section 409A, and this Agreement should be interpreted, to the extent possible, to comply with Section 409A.

8.10 Validity. In case any provision of this Agreement is held to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Agreement will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

8.11 Notice. Any notice or filing required or permitted to be given to the Executive Vice President will be sufficient if in writing and hand delivered, or sent by certified mail, to the address below:

Executive Vice President, Organizational Support

Provident Bank

114 East Lexington Street

Baltimore, Maryland 21202

Any notice or filing required or permitted to be given to the Committee will be sufficient if in writing and hand delivered, or sent by certified mail, to the address below:

Retirement Benefits Committee

Provident Bank

114 East Lexington Street

Baltimore, Maryland 21202

Such notice will be deemed given as of the date of delivery or if delivery is made by mail, as of the date shown on the postmark on the receipt for certification.

Any notice or filing required or permitted to be given to the Director under this Agreement will be sufficient if in writing and hand delivered, or sent by first class mail, to the last known address of the Director.

8.12 Assumption of Obligations. The Corporation agrees that it will not merge, consolidate or combine with any other entity unless and until the succeeding or continuing entity expressly assumes and confirms in writing the obligations of the Corporation under this Agreement.

8.13 Spouse’s Interest. Any asserted interest in the Director’s Account under this Agreement held by a spouse who predeceases the Director will automatically revert to the Director and is not transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will such interest pass under the laws of intestate succession.

8.14 Incompetent. If the Committee determines in its discretion that a benefit under this Agreement is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment in accordance with the relevant provisions of the Employees’ Retirement Savings Plan of Provident Bank, which are incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation and the Director have executed this revised Agreement on the dates set forth below.

WITNESS:	PROVIDENT BANKSHARES CORPORATION

By:
Robert L. Davis, Secretary
Date:

[NAME]
Date: